Artisan Partners Asset Management Inc. Reports October 2023 Assets Under Management
Milwaukee, WI - November 9, 2023 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of October 31, 2023 totaled $132.2 billion. Artisan Funds and Artisan Global Funds accounted for $64.6 billion of total firm AUM, while separate accounts and other AUM1 accounted for $67.6 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of October 31, 2023 - ($ Millions)
Growth Team
Global Opportunities	$18,044
Global Discovery	1,269
U.S. Mid-Cap Growth	10,994
U.S. Small-Cap Growth	2,694
Global Equity Team
Global Equity	361
Non-U.S. Growth	12,026
Non-U.S. Small-Mid Growth	6,038
China Post-Venture	153
U.S. Value Team
Value Equity	3,707
U.S. Mid-Cap Value	2,491
Value Income	11
International Value Team
International Value	36,397
International Explorer	189
Global Value Team
Global Value	22,031
Select Equity	298
Sustainable Emerging Markets Team
Sustainable Emerging Markets	787
Credit Team
High Income	8,287
Credit Opportunities	199
Floating Rate	56
Developing World Team
Developing World	3,056
Antero Peak Group
Antero Peak	1,946
Antero Peak Hedge	402
EMsights Capital Group
Global Unconstrained	301
Emerging Markets Debt Opportunities	82
Emerging Markets Local Opportunities	412

Total Firm Assets Under Management ("AUM")	$132,231
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $53 million.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.